Dreyfus Premier Investment Funds, Inc.
Dreyfus Global Real Estate Securities Fund

On April 22, 2009, Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 2,430 shares of common stock issued by Vornado Realty Trust, Inc. (CUSIP No.: 929042109) (the "Common Stock") at a purchase price of $43.00 per share including an underwriting discount of $1.8275 per share. The Common Stock was purchased from Merill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, members of the underwriting syndicate of which BNY Capital Markets, an affiliate of the Fund's investment adviser, was also a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Wachovia Capital Markets LLC
Credit Suisse Securities (USA) LLC
ABN AMRO Incorporated
BNY Mellon Capital Markets, LLC
Daiwa Securities America, Inc.
PNC Capital Markets LLC
RBC Capital Markets LLC

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on October 1, 2009. These materials include additional information about the terms of the transaction.

EXHIBIT B

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: Dreyfus Global Real Estate Securities Fund
2. Anticipated Purchase Date: 04/22/09
3. Total Net Assets of Account/Fund: $42,572,034
4. Type and Description of Security to be Purchased: Vornado Realty Trust, common stock
5. Credit Rating of Security (Rating/Rating Agency): Baa2/Moody's
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Merrill Lynch, JP Morgan
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Capital Markets
8. Issue Size: 12,500,000 shares
9. CUSIP: 929042109
10. Amount Purchased by Account/Fund: 2,430 shs /$104,490
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .019%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.245%
13. Purchase Price of Securities (if at par, so state): $43.00
14. Commission/Spread Received by Principal Underwriters: $1.03 selling concession
15. Yield (as applicable): ________%
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase ________%
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management); _X__ BNY Mellon, NA (Wealth Management) __________;Other (Describe) DREYFUS ________;
    Mutual Fund Purchases Only:__________.

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of <u>all</u> points listed below OR Trade Can Not Be Made) ☒

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit C, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit C is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Urdang Securities Management

AND

LOB Portfolio Manager Name (Print) Dean Frankel Signature [signature] Date 4/30/09

AND

LOB CIO/COO Name (Print) Richard Ferst Signature [signature] Date 4.30.09

AND

Chief Compliance Officer Name (Print) R. Joseph Law Signature [signature] Date 4/30/09

To: Kathleen Newman, Phone 412-234-0375 – Corporate Risk Management (151-2225)
Fund Chief Compliance Officer (For Affiliated Mutual Fund Purchases Only)

Information Classification: **Internal** Effective 21 January 2008
Corporate Policy Directory I-G.046—Fiduciary Account Purchases of Securities Underwritten by an Affiliate
Copyright 2008–2009 The Bank of New York Mellon Corporation. All rights reserved.
Page 7 (11 pages total)

Table of Contents

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138367

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 1, 2006)

15,000,000 Shares

VORNADO
REALTY TRUST

Common Shares of Beneficial Interest
(par value $0.04 per share)

We are selling 15,000,000 common shares in this offering. We have granted the underwriters an option to purchase up to 2,250,000 additional common shares to cover over-allotments.

Our common shares are listed on the New York Stock Exchange under the symbol "VNO." The last reported sale price of our common shares on the New York Stock Exchange on April 21, 2009 was $47.00 per share.

Investing in our common shares involves certain risks. See "Risk Factors" on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of risks relevant to an investment in our common shares.

There are restrictions on ownership of the common shares designed to preserve Vornado's status as a real estate investment trust for federal income tax purposes. See "Description of Shares of Beneficial Interest of Vornado Realty Trust—Description of Common Shares of Vornado Realty Trust—Restrictions on Ownership of Common Shares" beginning on page 43 of the accompanying prospectus for information about these restrictions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$43.0000	$645,000,000
Underwriting discount	$ 1.8275	$ 27,412,500
Proceeds to us before expenses	$41.1725	$617,587,500

The underwriters expect to deliver the shares on or about April 27, 2009.

Merrill Lynch & Co. *Joint Book-Running Managers* **J.P.Morgan**

Citi **Deutsche Bank Securities** **Goldman, Sachs & Co.** **UBS Investment Bank**

Lead Manager

Table of Contents

UNDERWRITING

We are offering the common shares described in this prospectus supplement through the underwriters listed in the table below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, dated as of the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally and not jointly, and each of the underwriters has severally and not jointly agreed to purchase from us, the number of common shares set forth opposite their names below.

Underwriters	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,450,000
J.P. Morgan Securities Inc.	3,450,000
Citigroup Global Markets Inc.	1,575,000
Deutsche Bank Securities Inc.	1,575,000
Goldman, Sachs & Co.	1,575,000
UBS Securities LLC	1,575,000
Wachovia Capital Markets, LLC	750,000
Credit Suisse Securities (USA) LLC	300,000
ABN AMRO Incorporated	150,000
BNY Mellon Capital Markets, LLC	150,000
Daiwa Securities America Inc.	150,000
PNC Capital Markets LLC	150,000
RBC Capital Markets Corporation	150,000
Total	15,000,000

The underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $1.03 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the offering, the public offering price, concession and discounts may be changed.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,250,000 additional common shares at the public offering price. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering.

The common shares are listed on the New York Stock Exchange under the symbol "VNO."

The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$43.0000	$645,000,000	$741,750,000
Underwriting discount	$ 1.8275	$ 27,412,500	$ 31,524,375
Proceeds, before expenses, to us	$41.1725	$617,587,500	$710,225,625

We presently expect to incur expenses of approximately $500,000 in connection with this offering.

S-26

Table of Contents

We have agreed with the underwriters that, subject to certain limited exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., we will not directly or indirectly, during the period commencing on the date hereof and ending 30 days after the date hereof, sell, offer to sell, grant any option for the sale of, enter into any agreement to sell, or otherwise dispose of any of our common shares. Furthermore, our executive officers, trustees and certain of our shareholders have agreed that, subject to certain limited exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., they will not directly or indirectly, during a period of 14 days from the date of the underwriting agreement (and in any event, not later than May 6, 2009) (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., in their sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common shares and other securities from lock-up agreements, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares or other securities for which the release is being requested and market conditions at the time.

In connection with this offering, the underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

- Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
- Covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in additional stabilizing transactions or that any additional transactions, if commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters or their respective affiliates have provided investment banking and advisory services to us or our affiliates from time to time for which they have received customary fees and expenses. The underwriters or their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business. As of December 31, 2008, we had an aggregate of approximately $300 million of borrowings outstanding on our $1.595 billion unsecured

S-27

Table of Contents

revolving credit facility. The facility expires in September 2012, after giving effect to two one-year extension options, and bears interest at LIBOR plus 55 basis points, based on our current credit ratings. The co-lead arrangers and joint book-runners for the facility are J.P. Morgan Securities Inc. and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. JPMorgan Chase Bank, N.A., Bank of America, N.A., Citigroup North America, Inc., Deutsche Bank Trust Company Americas, UBS Loan Finance LLC, Wachovia Bank, National Association, PNC Bank, National Association, Goldman Sachs Bank USA, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, an affiliate of Daiwa Securities America Inc., The Royal Bank of Scotland, an affiliate of ABN AMRO Incorporated, and The Bank of New York, or their affiliates, are lenders under the facility. In addition, JPMorgan Chase Bank, N.A. serves as administrative agent, Citicorp North America, Inc., Deutsche Bank Trust Company Americas and UBS Loan Finance LLC serve as documentation agents, and Bank of America, N.A. serves as syndication agent.

Also, as of December 31, 2008, we had an aggregate of approximately $58 million of borrowings outstanding on our $965 million unsecured revolving credit facility. The facility expires in June 2011, after giving effect to a one-year extension option, and bears interest at LIBOR plus 55 basis points, based on our current credit ratings. The co-lead arrangers and joint book-runners for the facility are J.P. Morgan Securities Inc. and Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch Bank USA, Deutsche Bank Trust Company Americas, UBS AG, Cayman Islands Branch, Citigroup North America, Inc., The Bank of New York, Wachovia Bank, National Association, Credit Suisse Securities (USA) LLC, PNC Bank, National Association, Sumitomo Mitsui Banking Corporation, an affiliate of Daiwa Securities America Inc., The Royal Bank of Scotland, an affiliate of ABN AMRO Incorporated, and Goldman Sachs Credit Partners L.P., or their affiliates, are lenders under the facility. In addition, JPMorgan Chase Bank, N.A. serves as administrative agent, Deutsche Bank Trust Company Americas and UBS Loan Finance LLC serve as documentation agents, and Bank of America, N.A. and Citicorp North America, Inc. serve as syndication agents.

VALIDITY OF THE COMMON SHARES

The validity of the common shares offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland, and by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Sullivan & Cromwell LLP and Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law.

EXPERTS

The consolidated financial statements and the related financial statement schedules and the effectiveness of Vornado Realty Trust's internal control over financial reporting incorporated in the accompanying prospectus by reference from Vornado Realty Trust's annual report on Form 10-K for the year ended December 31, 2008, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference to the accompanying prospectus, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

S-28

VORNADO REALTY TRUST

Debt Securities
Common Shares
Preferred Shares
Depositary Shares

VORNADO REALTY L.P.

Debt Securities
Guarantees

Vornado Realty Trust from time to time may offer to sell debt securities, common shares and preferred shares. The debt securities of Vornado Realty Trust may be convertible into common or preferred shares of Vornado Realty Trust and the payment of principle, premium, if any, and interest on the debt securities may be fully and unconditionally guaranteed by Vornado Realty L.P. The preferred shares may either be sold separately or represented by depositary shares. Vornado Realty L.P. from time to time may offer to sell debt securities. The debt securities of Vornado Realty L.P. may be exchangeable for common or preferred shares of Vornado Realty Trust, and the preferred shares of Vornado Realty Trust may be convertible into common shares or into preferred shares of another series.

Vornado Realty Trust and Vornado Realty L.P. may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

Vornado Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "VNO," its Series A Preferred Shares are listed on the NYSE under the symbol "VNO Pr A," its Series E Preferred Shares are listed on the NYSE under the symbol "VNO Pr E," its Series F Preferred Shares are listed on the NYSE under the symbol "VNO Pr F", its Series G Preferred Shares are listed on the NYSE under the symbol "VNO Pr G", its Series H Preferred Shares are listed on the NYSE under the symbol "VNO Pr H" and its Series I Preferred Shares are listed on the NYSE under the symbol "VNO Pr I." Where applicable, the prospectus supplement will contain information on any listing on a securities exchange of securities covered by that prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 1, 2006.